Exhibit 10.9

SINGULAR GENOMICS SYSTEMS, INC.

December 17, 2019

Dr. Eli Glezer

Dear Eli:

SINGULAR GENOMICS SYSTEMS, INC. (the “Company”) is pleased to confirm the amended terms of your employment with the Company, as follows:

1. Position. You will continue to serve as the Company’s Chief Scientific Officer. This is a full-time position. In this position, you will be responsible for leading the Company’s research and product development activities and strategies. You acknowledge that you are not currently involved in and during the duration of your employment with the Company, will not become involved in any outside activities, including any consulting or other business activity (whether full-time or part-time), that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that prohibit you from performing your duties for the Company. You will report directly to the Company’s Chief Executive Officer.

2. Cash Compensation.

(a) Annual Salary. Effective as of January 1, 2020, the Company will increase your base salary to $313,500 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to further adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b) Annual Bonus. You will be eligible to be considered for an incentive bonus for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria established by the Board of Directors. Your target bonus will be equal to 25% of your annual base salary. Any bonus for a fiscal year will be paid within 21/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. You will remain eligible to participate in a number of Company-sponsored benefits. We currently offer a flexible vacation policy, which does not limit the amount of vacation time that employees may take, provided that job performance remains acceptable. This policy is subject to change from time to time at the Company’s discretion. You acknowledge no vacation accrues under the flexible vacation policy, and therefore there is no unused vacation to be paid out upon termination.

4. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 1,210,000 shares (the “Option Shares”) of the Company’s Common Stock (the “Option”). The exercise price per share shall be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2016 Stock Plan (the “Plan”) and the applicable Stock Option Agreement. You will vest in 1/48th of the Option Shares for each month of continuous service measured from December 17, 2019, as described in the applicable Stock Option Agreement. If your employment ends a result of an Involuntary Termination more than three (3) months prior to a Change in Control, you will immediately vest in the number of Option Shares in which you would have vested had you provided six (6) additional months of continuous service. In addition, you will immediately vest with respect to any remaining unvested Option Shares, if your services with the Company or the acquiring company ends as a result of an Involuntary Termination (I) in connection with or within three (3) months prior to the date of a Change in Control or (II) within eighteen (18) months following the effective date of such Change in Control; provided that if the successor-in-interest to the Company offers a service relationship to you on terms that would not constitute Resignation for Good Reason hereunder then your employment shall be deemed to not have terminated in connection with such Change in Control.

5. Severance.

(a) General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 5. However, this Section 5 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 5.

(b) Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of six (6) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within sixty (60) days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the sixty (60)-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c) Prorated Bonus. If you are subject to an Involuntary Termination, then you will be entitled to a prorated portion of your target bonus, based on the number of days you are employed by the Company during the fiscal year in which you are subject to the Involuntary Termination. The bonus will be paid to you within sixty (60) days after your Separation, however, if the sixty (60)-day period spans two calendar years, then the payments will in any event begin in the second calendar year.

(d) COBRA. If you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget

Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the six (6) month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

6. Proprietary Information and Inventions Agreement. The Proprietary Information and Inventions Agreement that you signed on September 19, 2016 will remain in full force and effect.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

During the term of your employment, you shall devote your business energies, interest, abilities and productive time to the proper and efficient performance of your duties with the Company. You may serve as a director on the Board of Directors of other companies and/or engage in other professional activities that you disclose in writing in advance to, and are approved by, the Company’s Board of Directors.

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment under Section 5(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This letter agreement supersedes and replaces your prior offer letter with the Company, signed on September 19, 2016 and any additional prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Diego, California in connection with any Dispute or any claim related to any Dispute.

10. Definitions. The following terms shall have the meaning set forth below wherever they are used in this letter agreement:

“Cause” shall mean any of the following: (i) your commission of any act that would constitute a felony or a crime involving fraud, dishonesty, or moral turpitude under the laws of the United States or any state thereof; (ii) your intentional violation of any federal or state law or regulation applicable to the Company’s business that results in material harm to the Company or its operations; (iii) your material violation of any agreement between you and the Company, any Company policy, or any statutory duty owed to the Company or its stockholders that results in material harm to the Company or its operations; (iv) an act of gross misconduct or of clear and material insubordination that results in material harm to the Company or its operations; or (v) your persistent neglect of job duties that results in material harm to the Company or its operations. If conduct constituting “Cause” under clause (iii), (iv) or (v) above is reasonably susceptible of cure as determined by the Board of Directors in good faith, Cause shall not exist unless you are first given thirty (30) days’ written notice to cure.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity, (b) a sale of all or substantially all of the assets of the Company or (c) the acquisition by a third party in a single transaction or a series of related transactions of more than 50% of the Company’s outstanding capital stock. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“Resignation for Good Reason” means a Separation as a result of your resignation within twelve (12) months after one of the following conditions has come into existence without your consent:

(a) A reduction in your base salary or target bonus by more than 10%, but only if the same reduction applies to all of the Company’s then serving executives;

(b) A material diminution of your titles, authority, duties or responsibilities; or

(c) A relocation of your principal workplace by more than fifty (50) miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice. For the avoidance of doubt, an acquisition of the Company without a corresponding change in authority, duties or responsibilities shall not constitute grounds for a “Resignation for Good Reason.”

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

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We look forward to continuing our successful employment relationship with you. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to Human Resources.

Very truly yours,

SINGULAR GENOMICS SYSTEMS, INC.

By:	/s/ Andrew Spaventa
Andrew Spaventa
Chief Executive Officer

I have read and accept this employment offer:

/s/ Eli Glezer

Eli Glezer

Dated: 1/11/2020